Exhibit 99

News Release

[CNB logo appears here]	Contact: Joseph Bower (814) 765-9621

CNB FINANCIAL ANNOUNCES INCREASED QUARTERLY DIVIDEND

CLEARFIELD, PENNSYLVANIA – August 14, 2003

The Board of Directors of CNB Financial Corporation has announced the declaration of a 30 cent per share quarterly dividend payable on September 16, 2003 to shareholders of record on September 5, 2003. The increase of 2 cents per share represents a 7.1% change from the last quarter.

CNB Financial Corporation is a $705 million bank holding company headquartered in Clearfield, PA. It conducts business principally through County National Bank whose market area includes twenty convenient office locations in six counties of Pennsylvania.

For further information regarding the stock of CNB Financial Corporation, please call (814) 765-9621, County National Bank Stock Transfer Department or contact any brokerage firm. The identifying symbols for this security is CCNE.

County National Bank’s website is www.bankcnb.com.